UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

___________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 25, 2014

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ASIA GREEN AGRICULTURE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-53343	26-2809270
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Shuinan Industrial Area, Songxi County, Fujian Province,
China	353500
(Address of principal executive offices)	(Zip Code)

(+86) 0599-2335520
(Registrant's telephone number, including area code)

NA
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

As previously reported on Form 8-K filed on November 21, 2013 (the “Prior Form 8-K”), the Board of Directors of Asia Green Agriculture Corporation (the “Company”; OTCBB: AGAC) received a preliminary non-binding proposal from Mr. Youdai Zhan, Chairman and Chief Executive Officer of the Company, to acquire all of the outstanding shares of common stock of the Company not currently owned, legally or beneficially, by Mr. Zhan, for $0.55 per share in cash. If implemented, the proposal would result in a “going private transaction” and the Company becoming a privately-held company.

In response to the proposal, as also reported in the Prior Form 8-K, the Company’s Board of Directors formed a special committee of independent directors consisting of Messrs. Cheng Sing Wai, Lum Pak Sum and Mak Ka Wing Patrick (the “Special Committee”) to evaluate and negotiate the proposed transaction with Mr. Zhan. The Special Committee retained Duff & Phelps Securities LLC and Duff & Phelps, LLC as its financial advisor and Sheppard, Mullin, Richter & Hampton LLP as legal counsel to assist it with the review and negotiations.

The Special Committee reviewed possible transaction structures, including long-form merger, involving a front-end tender offer and a top-up option, and analyzed key deal terms and provisions to protect the minority stockholders and assure fairness in the transaction.

During the negotiations with the Special Committee, Mr. Zhan received a number of unsolicited inquiries from certain unaffiliated stockholders of the Company who indicated an interest in potentially rolling over their shares into a newly formed corporation Asia Green Food Enterprise Limited (the “Parent”) and continuing their investment in the Company. These unaffiliated stockholders were comprised of (i) certain stockholders that participated in the private placement of $15.3 million of common stock and warrants that took place on August 20, 2010, and (ii) certain stockholders affiliated with the Company’s major stockholder when the Company operated under its former name SMSA Palestine Acquisition Corp. Subsequently, Mr. Zhan notified (the “Notification”) the Board of Directors, including the members of the Special Committee, that certain stockholders holding approximately 93.6% of the Company’s common stock (the “Buyer Group”) intended to contribute their shares to the Parent . Mr. Zhan also advised the Board of Directors that the Parent intended to create a subsidiary entity, AGF Industrial Limited (the “MergerSub”), and effect a short form merger of the MergerSub with and into the Company under Chapter 92A.180 of the Nevada Revised Statutes. Upon consummation of this merger, the Company would be the surviving entity and all shares of the Company’s common stock (other than shares held by MergerSub and any treasury shares or shares for which dissenter’s rights have been properly exercised and not withdrawn or lost) would be cancelled and exchanged for the right to receive the merger price of $0.60 per share of common stock.

Under Chapter 92A.180 of the Nevada Revised Statutes, the short form merger can take place without the vote or approval of the Company’s Board of Directors or stockholders. Accordingly, shortly after the Notification, the Special Committee determined to dissolve and the Board of Directors took action to ratify the dissolution of the Special Committee on June 25, 2014.

Additional information concerning the proposed short form merger and going private transaction, including information concerning the background of the transaction, the purposes of the transaction and alternatives considered, can be found in the Buyer Group’s Schedule 13E-3 filed with the SEC on June 25, 2014. Information concerning the Buyer Group can be found in the Buyer Group’s Schedule 13D filed with the SEC on June 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA GREEN AGRICULTURE CORPORATION

By: /s/ Chin Hon Siang Alex
Name: Chin Hon Siang Alex
Title: Chief Financial Officer

Date: June 30, 2014